Exhibit 99.1

Badger Meter Reports First Quarter 2021 Results

MILWAUKEE--(BUSINESS WIRE)--April 20, 2021--Badger Meter, Inc. (NYSE: BMI) today reported results for the first quarter ended March 31, 2021.

First Quarter 2021 Highlights

  Total sales of $117.8 million, an increase of 9% compared to $108.5 million in the comparable prior year quarter.
  Diluted earnings per share (EPS) were $0.47, an increase of 15% over the $0.41 in the comparable prior year period.
  Robust cash from operations of $30.6 million.
  Deployed $44 million of cash on hand to acquire Analytical Technologies, Inc (ATi), adding to and enhancing the comprehensive and scalable water quality monitoring offerings of recently acquired s::can.
  Record high order pace and quarter ending backlog.

“Badger Meter delivered a strong quarter across the breadth of key financial performance metrics including sales, margin, EPS and cash flow,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “Most encouraging, we experienced record high order rates in the first quarter with accelerated customer adoption of our innovative digital water technologies and global flow instrumentation market recovery. While the conversion of these robust orders into sales was impeded by certain electronic component shortages and logistics challenges, we executed well as evidenced by the strong operating margin improvement and cash flow, and exited the quarter with a record backlog. Our recent acquisitions performed well and integration teams continue to execute strategic growth plans. I want to recognize the tremendous dedication and efforts of our talented workforce in delivering a great quarter for our customers and shareholders.”

First Quarter Operating Results

Utility water sales increased 12% year-over-year due to the water quality acquisitions of s::can and ATi, both of which were included for the entire quarter. Excluding the impact of acquisitions, core utility water sales were essentially flat compared to the prior year. Backlog increased as record order momentum exceeded sales in the quarter, largely the result of manufacturing interruptions from the widespread global electronics shortages and logistics challenges which limited output. Existing turnkey AMI (advanced metering infrastructure) projects progressed and Software as a Service (SaaS) revenue grew.

Sales of flow instrumentation products were 3% lower year-over-year, sequentially improved from the 10% decline in the prior quarter. The pace of orders improved across the majority of the varied industrial end markets served, and flow instrumentation sales growth is expected moving forward due to higher demand conditions overall and easier prior year comparisons.

Operating margins of 15.1% were 30 basis points higher than the prior year’s 14.8%. Gross profit increased $6.0 million year-over-year, and gross profit margins improved 200 basis points to 41.9% from the prior year’s 39.9%. The quarter benefitted from favorable acquisition and product sales mix, including higher SaaS revenues, as well as the benefit of value-based pricing initiatives. These were modestly offset by the impact of rising brass input costs, along with the short-term margin impact from the fair value step-up of acquired inventory at s::can and ATi.

Selling, engineering and administration (“SEA”) expenses in the first quarter of 2021 of $31.6 million increased $4.3 million from the prior year’s $27.3 million due primarily to the inclusion of s::can and ATi, including the resultant intangible asset amortization. Higher personnel costs were more than offset by lower travel and other pandemic-impacted expenses. The tax rate of 22.2% was lower than the prior year’s 25.6%.

Strategic Review and Outlook

Bockhorst continued, “The fundamental long-term drivers supporting our offerings are clear, and we are well-positioned to capitalize on the growing momentum in demand as evidenced by our robust order rates, record backlog and expanding pipeline of potential business. Capturing and providing real-time flow measurement, pressure, temperature and water quality data throughout the water distribution system empowers our utility, wastewater and industrial customers to make smarter operational decisions with positive sustainability benefits. It also enhances water security and adds to end consumer satisfaction.

Our teams have done an outstanding job managing value-based pricing initiatives which have and continue to be implemented to mitigate the significant escalation in brass costs. While universal electronics shortages and logistics bottlenecks continue to present challenges, I am confident that utilizing our strong operational agility we will be able to support customers through effective sourcing and supply chain management. Navigating these intermittent disruptions are likely to add to the traditionally “uneven” sales patterns during the year, but we remain confident in both our short and long-term growth trajectory.”

Bockhorst concluded, "Badger Meter has an industry leading and proven portfolio of solutions to solve customers’ water needs. We will continue to focus on executing our strategic plans which include both organic and inorganic opportunities to build on our already strong foundation of protecting the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the company’s first quarter 2021 results today, Tuesday April 20, 2021 at 10:00 AM Central/11:00 AM Eastern time. The call and related presentation can be accessed via webcast through the Investor section of our website. Participants can also register to take part in the call using this online registration link: http://www.directeventreg.com/registration/event/5969069. After registering, instructions will be shared on how to join the call. If online registration is unavailable, registration can also be accomplished by calling 800-585-8367 or 416-621-4642 and providing the conference ID number: 5969069. The webcast will be archived on the company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release as well as other information provided from time to time by Badger Meter, Inc. (the “company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the company’s then current views and assumptions and involve risks and uncertainties. Potential factors that could affect such forward-looking statements include the duration and severity of the COVID-19 pandemic and its impact on the company’s operations and those of our customers and suppliers. Other potential factors include the company’s ability to develop and manufacture technologically advanced products that are accepted by the market, supply chain risk, legal and regulatory risks, political and general economic risks, risks related to doing business in foreign countries, including foreign currency risk, competition for skilled employees, material and labor cost increases, competitive pricing and operating efficiencies, the effects of climate change, cybersecurity attacks and disruptions to our information technology and the successful integration of acquisitions. See the company’s Form 10-K filed with the SEC for further information regarding risk factors, which are incorporated herein by reference. The company disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended
	March 31,	March 31,
	2021	2020
	(Unaudited)	(Unaudited)

Net sales	$117,842	$108,508

Cost of sales	68,480	65,186

Gross margin	49,362	43,322

Selling, engineering and administration	31,615	27,307

Operating earnings	17,747	16,015

Interest expense, net	7	31
Other pension and postretirement costs	31	44

Earnings before income taxes	17,709	15,940

Provision for income taxes	3,928	4,086

Net earnings	$13,781	$11,854

Earnings per share:

Basic	$0.47	$0.41

Diluted	$0.47	$0.41

Shares used in computation of earnings per share:

Basic	29,098,490	29,042,158

Diluted	29,316,588	29,223,915

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	March 31,	December 31,
	2021	2020
	(Unaudited)

Cash and cash equivalents	$51,402	$72,273
Receivables	61,642	61,689
Inventories	84,251	81,586
Other current assets	6,817	5,303
Total current assets	204,112	220,851

Net property, plant and equipment	82,084	82,705
Intangible assets, at cost less accumulated amortization	72,119	53,598
Other long-term assets	23,144	22,518
Goodwill	104,836	88,708
Total assets	$486,295	$468,380

Liabilities and Shareholders' Equity

Payables	40,014	34,923
Accrued compensation and employee benefits	11,505	14,617
Other current liabilities	20,247	15,659
Total current liabilities	71,766	65,199

Deferred income taxes	6,057	5,696
Long-term employee benefits and other	38,623	36,226
Shareholders' equity	369,849	361,259
Total liabilities and shareholders' equity	$486,295	$468,380

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	March 31,	March 31,
	2021	2020
	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$13,781	$11,854

Adjustments to reconcile net earnings to net cash provided by operations:

Depreciation	2,873	2,975
Amortization	4,066	3,256
Deferred income taxes	38	392
Noncurrent employee benefits	81	88
Stock-based compensation expense	374	307
Changes in:
Receivables	3,864	1,385
Inventories	1,284	7,437
Payables	4,291	4,517
Prepaid expenses and other current assets	(428)	(609)
Other current liabilities	332	(1,064)
Total adjustments	16,775	18,684
Net cash provided by operations	30,556	30,538

Investing activities:
Property, plant and equipment expenditures	(1,759)	(1,942)
Acquisitions, net of cash acquired	(44,561)	-
Net cash used for investing activities	(46,320)	(1,942)

Financing activities:
Dividends paid	(5,239)	(4,938)
Proceeds from exercise of stock options	352	478
Repurchase of treasury stock	-	(2,467)
Issuance of treasury stock	42	55
Net cash used for financing activities	(4,845)	(6,872)
Effect of foreign exchange rates on cash	(262)	(219)

(Decrease) Increase in cash and cash equivalents	(20,871)	21,505
Cash and cash equivalents - beginning of period	72,273	48,871

Cash and cash equivalents - end of period	$51,402	$70,376

Contacts

Badger Meter, Inc.
Karen Bauer at (414) 371-7276 kbauer@badgermeter.com